EXHIBIT C

                                             November 15, 1996



         SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES



          UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.


          On November 5, 1987, the Board of Directors of Dover

Corporation (the "Company") declared a dividend distribution of one Right for each outstanding share of common stock, par value

$1.00 per share, of the Company (the "Common Stock").  The

dividend was paid to the holders of record of the Common Stock as of 5:00 P.M New York, New York time on November 23, 1987 (the

"Record Date"), and either was paid or is payable with respect to shares of Common Stock issued thereafter until the Distribution

Date (as hereinafter defined) and, in certain circumstances, is payable with respect to the shares of Common Stock issued after the Distribution Date.  Since November 5, 1987, the terms of the

Rights have been amended on November 7, 1996.



          Except as set forth below, there is associated with

each outstanding share of Common Stock one Right which,  when exercisable, entitles the registered holder to purchase from the

Company one four-thousandth of a share of a series of preferred stock, designated as Series A Junior Participating Preferred

Stock, par value $100 per share (the "Preferred Stock"), at a price of $200 per one four-thousandth of a share (the "Purchase

Price"), subject to adjustment.  The description and terms of the

Rights are set forth in an Amended and Restated Rights Agreement

(the "Rights Agreement"), dated as of November 15, 1996 between the Company and Harris Trust Company of New York (the "Rights

Agent"), which agreement amends and restates the agreement dated as of November 5, 1987 (the "Prior Rights Agreement").  The terms of the Preferred Stock are summarized below and are set forth in the Certificate of Designation attached as Exhibit A to the

Rights Agreement.



          Until the earliest to occur of (i) a public

announcement that, without the prior consent of the Board of

Directors of the Company, a person or group, including any

affiliates or associates of such person or group (an "Acquiring

Person"), acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common

Stock (the "Stock Acquisition Date") or (ii) ten business days

(or such later date as the Board may determine) following the commencement or announcement of an intention (which is not

subsequently withdrawn) to make a tender offer or exchange offer which would result in any person or group (and related persons)

having beneficial ownership of 15% or more of the outstanding shares of Common Stock without the prior consent of the Board of

Directors (the earliest of such dates being called the

"Distribution Date"), the Rights will be attached to all Common

Stock certificates and will be evidenced, with respect to any of the Common Stock certificates outstanding as of November 6, 1996,

by the Common Stock certificates (and any notation on any

certificate representing shares of Common Stock incorporating by reference the Prior Rights Agreement shall be deemed to

incorporate by reference the Rights Agreement).  The Rights

Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of Common

Stock.  Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after November 6, 1996 upon transfer, replacement or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference.  Until the Distribution Date

(or earlier redemption or expiration of the Rights), the

surrender for transfer of any Common Stock certificates

outstanding as of November 6, 1996, even without such a notation,

will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate.  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date, and the

separate Rights Certificates alone will evidence the Rights.



          The Rights are not exercisable until the Distribution

Date.  The Rights will expire on November 7, 2006, unless earlier redeemed by the Company as described below.



          The Preferred Stock purchasable upon exercise of the

Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock).  Each share of Preferred Stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 and 4,000 times the dividend declared on each share of Common Stock.  In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment per share equal to the greater of $100.00 and 4,000 times the payment made per share of Common Stock.  Each share of Preferred

Stock will have 1 vote, voting together with the Common Stock.

In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of

Preferred Stock will be entitled to receive 4,000 times the

amount and type of consideration received per share of Common

Stock.  The rights of the Preferred Stock as to dividends, and in the event of liquidation or mergers and consolidations, are

protected by customary anti-dilution provisions.  Fractional shares of Preferred Stock in integral multiples of one

four-thousandth of a share of Preferred Stock will be issuable;

however, the Company may elect to distribute depositary receipts in lieu of such fractional shares.  In lieu of fractional shares other than fractions that are multiples of one four-thousandth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.



          In the event that any person becomes an Acquiring

Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms

determined by at least a majority of the Board of Directors who are not officers of the Company to be both adequate and otherwise in the best interests of the Company and its shareholders (other than the Person or an Affiliate or Associate thereof on whose behalf the offer is being made)), each holder of a Right

generally will thereafter have the right for a 60 day period after the later of the date of such event and the effectiveness of an appropriate registration statement (or such other longer period set by the Board of Directors) to receive upon exercise of the Right that number of shares of Common Stock (or, under

certain circumstances, of one four-thousandths of a share of

Preferred Stock or other securities) having an average market value during a specified time period (immediately prior to the occurrence of a Person becoming an Acquiring Person) of two times the exercise price of the Right (such right being called the

"Flip-In Right").  Notwithstanding the foregoing, following the occurrence of a Person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights

Agreement) were, beneficially owned by the Acquiring Person or any affiliate or associate thereof will be null and void.



          In the event that, at any time following the Stock

Acquisition Date or, if a transaction is proposed, the

Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (except a Right voided as set forth above)

shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or,

 in the event there is more than one acquiring company, the

acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such

transaction would have a market value of two times the exercise price of the Right (such right being called the "Flip-Over Right").

The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises the Flip-In Right.



          The Purchase Price payable, the number of Rights and

the number of one four-thousandths of a share of Preferred Stock,

shares of Common Stock or other securities or property issuable,

upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the

Preferred Stock, (ii) upon the grant to holders of the Preferred

Stock of certain rights or warrants to subscribe for Preferred

Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the

Preferred Stock at less than the current market price of the

Preferred Stock or (iii) upon the distribution to holders of the

Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings and dividends payable in Preferred Stock) or of

subscription rights or warrants (other than those referred to above.)



          With certain exceptions, no adjustment in the Purchase

Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.



          The number of outstanding Rights associated with each

share of Common Stock, the fraction of a share of Preferred Stock

(including the economic rights of each such fractional share)

issuable upon exercise of each Right and the Redemption Price (as defined below) are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common

Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case,

prior to the Distribution Date.



          At any time prior to the earliest to occur of (i) the

close of business on the Stock Acquisition Date or (ii) the

expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.0125 per Right (the

"Redemption Price"), which redemption shall be effective upon the action of the Board of Directors.  Additionally, following the

Stock Acquisition Date and the expiration of the period during which the Flip-In Right is exercisable, the Company may redeem the then outstanding Rights in whole, but not in part, at the

Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of

Common Stock are treated alike but not involving an Acquiring

Person (or any person who was an Acquiring Person) or its

affiliates or associates.  Upon the effective date of the

redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.



          The Board of Directors of the Company may, at its

option, upon the acquisition of 15% or more (but less than 50%)

of the then outstanding shares of Common Stock, exchange the

Rights (not including the Rights beneficially owned by the

Acquiring Person or any Affiliate or Associate thereof which

Rights are null and void) then outstanding for Common Stock at the exchange ratio of one share of Common Stock per one Right.



          Until a Right is exercised, the holder thereof, as

such, will have no rights as a shareholder of the Company,

including, without limitation, the right to vote or to receive dividends.



          Except as set forth above, the terms of the Rights may

be amended by the Board of Directors of the Company in order (i)

to cure any ambiguity, (ii) to correct or supplement any

provision of the Rights Agreement which may be defective or

inconsistent with any other provisions, (iii) prior to the

Distribution Date, to change or supplement the provisions under the Rights Agreement which the Company deems necessary or

desirable, and (ii) on or after the Distribution Date in any manner not adversely affecting the interests of the holders of the Rights (including the interests of any Acquiring Person).